Exhibit 10.52

March 26, 2013

Ms. Kerry Carr

Executive Vice President

    and Chief Operating Officer

Kid Brands, Inc.

One Meadowlands Plaza

8th Floor

East Rutherford, New Jersey 07073

Dear Kerry:

Reference is made to the letter agreement between you and Kid Brands, Inc. (the “Company”) dated September 12, 2013 (the “Agreement”). The Agreement is amended to add a new Section 4(I) thereto as follows:

“(I) SAR Accelerated Vesting. In the event of a Change in Control as hereinafter defined in this Section 4(I), if any unexercised stock appreciation rights are not assumed or converted into comparable awards with the stock of the acquiring or successor company (or parent), then, immediately prior to such Change in Control, any unexercised stock appreciation rights will be converted into the right to receive cash, or at your election, consideration in the form that is pari passu with the form of consideration payable to the Company’s shareholders in exchange for their shares, in an amount equal to the product of: (i) the per share market value of the Company’s stock less the per share exercise price of the stock appreciation rights, multiplied by (ii) the number of shares covered thereby. Any stock appreciation rights not assumed or converted, may be cancelled at the time of the Change in Control for no consideration if the exercise price is less than the then fair market value of a share.

If the stock appreciation rights are assumed or converted as aforesaid in a Change in Control, and your employment is terminated by the Company without Cause or by you for Good Reason within nine months following a Change in Control, your assumed or converted stock appreciation rights shall immediately vest and be exercisable for the remainder of their term.

Notwithstanding any other provisions of this Agreement, solely for purposes of this Section 4(I), “Change of Control” shall mean the acquisition of all the Company’s shares or assets by an unrelated party or a merger or consolidation other than a merger or consolidation resulting in the voting securities of the Company outstanding immediately prior thereto representing more than 60% of the voting securities of the surviving entity immediately thereafter.”

If you are in agreement with this amendment, please sign and return a copy of this letter to me. All the other provisions of the Agreement shall remain in force and effect.

Sincerely,

KID BRANDS, INC.

By:	/s/ Raphael Benaroya
Raphael Benaroya President and Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Kerry Carr

Kerry Carr

Date: March 26, 2013